Exhibit 4.2

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of June 29, 2023, by and among (i) Westrock Coffee Company, a Delaware corporation (the “Corporation”), (ii) Westrock Group, LLC (on behalf of itself and The Stephens Group, LLC, and Sowell Westrock, L.P., as the Investor Designator for the WCC Investors under the Original Investor Rights Agreement) (Westrock Group, LLC, The Stephens Group, LLC and Sowell Westrock, L.P. are collectively referred to as the “Initial WCC Investors”), (iii) BBH Capital Partners V, L.P., BBH Capital Partners V-A, L.P., and BBH CPV WCC Co-Investment LLC (collectively, “Initial BBH Investors”), (iv) Riverview Sponsor Partners, LLC (the “Initial RVAC Investor”), and (v) HF Direct Investments Pool, LLC (the “Initial HF Investor”). Each of the Corporation, the WCC Investors, the BBH Investors, the RVAC Investors and the HF Investors are sometimes referred to as a “Party”. This Agreement shall be effective only as provided in Section 28 and upon its effectiveness shall amend, restate and supersede that certain Investor Rights Agreement, dated April 4, 2022 (the “Original Investor Rights Agreement”), by and among the Corporation, the Initial WCC Investors, the Initial BBH Investors and the Initial RVAC Investor pursuant to Section 19 of the Original Investor Rights Agreement.

WHEREAS, substantially concurrently with the execution of this Agreement, the Corporation and the Initial HF Investor have entered into that certain Subscription Agreement, dated June 29, 2023 (the “Subscription Agreement”), pursuant to which the Corporation shall issue to the Initial HF Investor and the Initial HF Investor shall purchase from the Corporation shares of Common Stock (the “New HF Shares”);

WHEREAS, upon the closing (the “Closing”) of the issuance of the New HF Shares to the Initial HF Investor in accordance with the Subscription Agreement, the Parties wish to amend, restate and supersede the Original Investor Rights Agreement in accordance with the terms set forth herein, with this Agreement to be effective only as provided in Section 28.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the Parties hereto hereby agree as follows:

Section 1      Definitions; Interpretation.

(a)            Definitions. As used herein, the following terms shall have the following respective meanings:

“Affiliate” means, as to any Person, any other Person or entity who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and also, with respect to a Person who is a natural person, any member of the immediate family of such individual, including such individual’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any other Person who lives in such individual’s household and any trust whose primary beneficiary is such individual or one or more members of such immediate family and/or such individual’s lineal descendants; provided that, with respect to any Investor, the term “Affiliate” shall not include any portfolio companies of such Investor or its Affiliates (including the Corporation and its Subsidiaries), and with respect to any Investor that is managed or controlled by a private equity company or investment firm (a “Sponsor”), the limited partners of the funds which own interests in the Investor shall not be deemed Affiliates of the Investor unless such limited partners are controlled by the Sponsor for such Investor. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“as-converted basis” means, as of any determination time, with respect to shares of Preferred Stock, the number of shares of Common Stock that would be obtained from converting such shares of Preferred Stock into shares of Common Stock pursuant to Section 9 of Exhibit A to the Charter as if such determination date were the Conversion Date (as defined therein).

“BBH Entity” means, collectively, the BBH Investors and each of their respective Affiliates.

“BBH Investors” means the Initial BBH Investors and any controlled Affiliate of Brown Brothers Harriman & Co. that becomes an owner of any shares of Common Stock or Preferred Stock from the Initial BBH Investors or another BBH Investor and becomes a party to this Agreement pursuant to Section 25, so long as such Person remains a controlled Affiliate of Brown Brothers Harriman & Co.

“BBH Majority” means the BBH Investors then owning a majority of the shares of Common Stock and Preferred Stock (on an as-converted basis to Common Stock) held by all BBH Investors.

“Board” means the board of directors of the Corporation.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Little Rock, Arkansas are open for the general transaction of business; provided that banks shall be deemed to be generally open for the general transaction of business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“Bylaws” means the Bylaws of the Corporation, as amended from time to time.

“Charter” means the Certificate of Incorporation of the Corporation, as amended from time to time.

“Class I” means the class of the Board designated as Class I under the Charter.

“Class II” means the class of the Board designated as Class II under the Charter.

“Class III” means the class of the Board designated as Class III under the Charter.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Competitor” means any of the Persons listed on Schedule B as a “Competitor” and any Person who, to the knowledge of the applicable Investor, is an Affiliate or successor thereof, including any entity that acquires a controlling interest in a Competitor.

“DGCL” means the Delaware General Corporation Law.

“Escalation Event” means (i) any event of default for a failure to make payment when due under the principal credit facility of the Corporation (which on the date hereof is the WF Credit Facility) (after giving effect to any waiver, forbearance or grace period) or (ii) the occurrence of a Blocked Redemption Event (as defined in Exhibit A to the Charter).

“Group” has the meaning set forth in Section 13(d)(3) of the Securities Exchange Act.

“HF Entity” means, collectively, the HF Investors and each of their respective Affiliates.

“HF Investors” means the Initial HF Investor and any controlled Affiliate of HF Capital, LLC that becomes an owner of any shares of Common Stock from the Initial HF Investor or another HF Investor and becomes a party to this Agreement pursuant to Section 27, so long as such Person remains a controlled Affiliate of HF Capital, LLC.

“HF Majority” means the HF Investors then owning a majority of the shares of Common Stock held by all HF Investors.

“Investors” means the WCC Investors, the BBH Investors, the RVAC Investors and the HF Investors, and each an “Investor”.

“Investor Designator” means (i) with respect to the WCC Investors, the WCC Majority, (ii) with respect to the BBH Investors, the BBH Majority, (iii) with respect to the RVAC Investors, the RVAC Majority, and (iv) with respect to the HF Investors, the HF Majority.

“Investor Directors” means the WCC Directors, the BBH Directors, the RVAC Directors and the HF Director, and each an “Investor Director”.

“Minimum Offering Price” means $10.00 per share of Common Stock, adjusted to take into account any stock split, stock dividend, combination or similar recapitalization affecting the Common Stock following the date hereof.

“Minimum Price” means $18.50 per share of Preferred Stock, adjusted to take into account any stock split, stock dividend, combination or similar recapitalization affecting the Preferred Stock following the date hereof.

“NASDAQ” means the securities trading exchange operating under that name operated by NASDAQ OMX Group, Inc., including its Global Select Market, its Global Market and its Capital Market, as applicable to any specific securities.

“Outstanding Stock” means, as of any determination date, the sum of the (x) the outstanding shares of Common Stock on such determination date and (y) the outstanding shares of Preferred Stock on an as-converted basis to Common Stock at the Conversion Rate (as defined in Exhibit A to the Charter) applicable on such determination date.

“Person” shall be construed broadly and shall include an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity or a governmental entity.

“Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

“RVAC Investors” means the Initial RVAC Investor and any controlled Affiliate of Brad Martin that becomes an owner of any shares of Common Stock from the Initial RVAC Investor or another RVAC Investor and becomes a party to this Agreement pursuant to Section 26, so long as such Person remains a controlled Affiliate of Brad Martin.

“RVAC Majority” means the RVAC Investors then owning a majority of the shares of Common Stock held by all RVAC Investors.

“RVAC Reference Group” means, collectively, the RVAC Investors, the holders of Common Stock set forth on Schedule C hereto, and any of their Affiliates who subsequently beneficially own shares of Common Stock, provided that (i) any New HF Shares held by the Initial HF Investor will be excluded from any determination of the collective Outstanding Stock beneficially owned by the RVAC Reference Group, and (ii) any HF Investor that is a transferee of the New HF Shares will be excluded from the RVAC Reference Group.

“SEC” means the U.S. Securities and Exchange Commission or any successor governmental agency.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Specified BBH Individuals” means Patrick Kruczek and Matt Salsbury.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity. For avoidance of doubt, the Corporation shall not be deemed to be a Subsidiary of any Investor for purposes of this Agreement.

“Voting Securities” means shares of Common Stock, Preferred Stock and any other securities of the Corporation entitled to vote generally at any annual or special meeting of the Corporation’s stockholders.

“WCC Investors” means the Initial WCC Investors and any Affiliate of Joe Ford, Scott Ford, Witt Stephens, Jim Sowell or their respective families that becomes an owner of any shares of Common Stock and/or Preferred Stock from the Initial WCC Investors or another WCC Investor and becomes a party to this Agreement pursuant to Section 24, so long as such Person remains an Affiliate of Joe Ford, Scott Ford, Witt Stephens, Jim Sowell or their families.

“WCC Majority” means the WCC Investors then owning a majority of the shares of Common Stock and/or Preferred Stock held by all WCC Investors.

“WF Credit Agreement” means that certain Credit Agreement dated as of August 29, 2022, among Westrock Beverage Solutions, LLC, as the borrower, the Corporation, the lenders and issuing banks party thereto, and Wells Fargo Bank, N.A., as administrative agent, collateral agent and swingline lender, as amended by the Incremental Assumption Agreement and Amendment No. 1 dated as of February 14, 2023, and regardless of whether such WF Credit Agreement, or any term thereof, subsequently lapses, is terminated, amended or modified, provided that the Corporation and the BBH Investors shall negotiate in good faith the applicability of any subsequent amendment or modification to the WF Credit Agreement to this Agreement in good faith, taking into account the passage of time and any changes in facts and circumstances as they relate to the Corporation and its Affiliates.

“WF Credit Facility” means the $400 million credit facility under the WF Credit Agreement, which includes a $175 million senior secured first lien term loan facility, a $175 million senior secured first lien revolving credit facility and a $50 million senior secured first lien delayed draw term loan facility.

(b)            Other Defined Terms:

Term	Section

Agreement ...	Preamble
BBH Directors ...	Section 2(b)
BBH Observer ...	Section 2(m)
Chosen Courts ...	Section 14(b)
Closing ...	Recitals
Corporation ...	Preamble
Excluded Issuance ...	Section 9(a)
HF Director ...	Section 2(d)
Indemnitor ...	Section 3
Independence Requirement ...	Section 2(b)(i)
Information ...	Section 6
Initial BBH Investors ...	Preamble
Initial HF Investor ...	Preamble
Initial RVAC Investors ...	Preamble
Initial WCC Investors ...	Preamble
New Credit Facility ...	Section 5
New HF Shares ...	Recitals
Original Investor Rights Agreement ...........................................................................................................................................................................................	Preamble
Party ...	Preamble
Proposed Securities ...	Section 9(b)
RVAC Directors ...	Section 2(c)
Specified Escalation Event Actions ............................................................................................................................................................................................	Section 5
Subscription Agreement ...	Recitals
WCC Directors ...	Section 2(a)

(c)            Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. Whenever the context requires, the gender of all words used herein shall include all genders, and the number of all words shall include the singular and plural.

Section 2      Board of Directors.

(a)            Nomination of Directors by WCC Investors. The WCC Majority shall have the right, but not the obligation, to designate for inclusion in the Corporation’s slate of individuals to be nominated for election to the Board:

(i)            up to two (2) directors (of which, so long as the Board is classified, one (1) director shall be for Class I and one (1) director shall be for Class III), so long as the WCC Investors collectively beneficially own at least 10% of the Outstanding Stock; and

(ii)            up to one (1) director (which such director shall be for Class III so long as the Board is classified), so long as the WCC Investors collectively beneficially own at least 5% of the Outstanding Stock but less than 10% of the Outstanding Stock.

The directors designated pursuant to the foregoing clauses (i) through (ii), together with any replacements to such directors appointed pursuant to Section 2(g) of this Agreement, shall hereinafter be referred to as the “WCC Directors”. As of the date of this Agreement, the WCC Directors are Joe Ford (Class I) and Scott Ford (Class III).

(b)            Nomination of Directors by BBH Investors. The BBH Majority shall have the right, but not the obligation, to designate for inclusion in the Corporation’s slate of individuals to be nominated for election to the Board:

(i)            up to two (2) directors (of which, so long as the Board is classified, one (1) director shall be for Class II and one (1) director shall be for Class III), so long as the BBH Investors collectively beneficially own at least 10% of the Outstanding Stock, provided that all directors designated pursuant to this provision shall be “independent” within the meaning of the NASDAQ listing standards (or applicable requirements of such other national securities exchange designated as the primary market on which the Common Stock is then listed for trading) (such independence requirement, the “Independence Requirement”); and

(ii)            up to one (1) director (which such director shall be for Class III so long as the Board is classified), so long as the BBH Investors collectively beneficially own at least 5% of the Outstanding Stock but less than 10% of the Outstanding Stock, provided that the director designated pursuant to this provision shall satisfy the Independence Requirement.

The directors designated pursuant to the foregoing clauses (i) through (ii), together with any replacements to such directors appointed pursuant to Section 2(g) of this Agreement, shall hereinafter be referred to as the “BBH Directors”. As of the date of this Agreement, the BBH Directors are Patrick Kruczek (Class II) and Hugh McColl, III (Class III) .

(c)            Nomination of Directors by RVAC Investors. The RVAC Majority shall have the right, but not the obligation, to designate for inclusion in the Corporation’s slate of individuals to be nominated for election to the Board:

(i)            up to two (2) directors (of which, so long as the Board is classified, one (1) director shall be for Class I and one (1) director shall be for Class II), so long as the RVAC Reference Group collectively beneficially owns at least 10% of the Outstanding Stock, provided that all directors designated pursuant to this provision shall satisfy the Independence Requirement, provided that such requirement shall not apply with respect to Brad Martin so long as he is the director designated pursuant to this provision; and

(ii)            up to one (1) director (which such director shall be for Class II so long as the Board is classified), so long as the RVAC Reference Group collectively beneficially own at least 5% of the Outstanding Stock but less than 10% of the Outstanding Stock, provided that the director designated pursuant to this provision shall satisfy the Independence Requirement, provided that such requirement shall not apply with respect to Brad Martin so long as he is the director designated pursuant to this provision.

The directors designated pursuant to the foregoing clauses (i) through (ii), together with any replacements to such directors appointed pursuant to Section 2(g) of this Agreement, shall hereinafter be referred to as the “RVAC Directors”. As of the date of this Agreement, the RVAC Directors are Brad Martin (Class II) and Mark Edmunds (Class I) .

(d)            Nomination of Directors by HF Investors. The HF Majority shall have the right, but not the obligation, to designate for inclusion in the Corporation’s slate of individuals to be nominated for election to the Board up to one (1) director (which such director shall be for Class II so long as the Board is classified), so long as the HF Investors collectively beneficially own at least 5% of the Outstanding Stock, provided that the director designated pursuant to this provision shall satisfy the Independence Requirement. The director designated pursuant to this Section 2(d), together with any replacement to such director appointed pursuant to Section 2(g) of this Agreement, shall hereinafter be referred to as the “HF Director”.

(e)            Board Size; Appointment of Remaining Directors. The Board shall consist of ten (10) directors, provided that the Board shall consist of eleven (11) directors if the HF Majority exercises its rights to designate a director pursuant to Section 2(d). Any increase to or decrease of the size of the Board above or below the number of directors specified in the prior sentence shall require the consent of each Investor Designator, so long as it has the right to designate at least one (1) director pursuant to Section 2(a), Section 2(b), Section 2(c) or Section 2(d), as applicable. As of the date of this Agreement, directors for the four (4) board seats not designated pursuant to Section 2(a), Section 2(b), Section 2(c) or Section 2(d) are Josie Natori (Class II), Leslie Starr Keating (Class III), Toyin Umesiri (Class I) and Jeff Fox (Class III), and any replacement or nominees for such seats shall be designated by the Nominating and Corporate Governance Committee of the Board, provided that each such nominee must satisfy the Independence Requirement. If an Investor Designator elects not to fill a board seat to which it is entitled, the Corporation shall take such actions as are reasonably necessary to reduce the size of the Board until such time as such Investor Designator determines to fill such seat at which time, the Corporation shall take such actions as are reasonably necessary to correspondingly increase the size of the Board. For so long as the restrictions set forth in Section 4 apply with respect to an Investor, such Investor and its Affiliates shall not be entitled to designate any directors other than pursuant to Section 2(a), Section 2(b), Section 2(c) or Section 2(d), as applicable.

(f)            Election of Directors. The Corporation shall use reasonable best efforts to cause all designees timely designated pursuant to Section 2(a), Section 2(b), Section 2(c), Section 2(d) or Section 2(e) to be included in the slate of nominees recommended by the Board (which slate shall include a number of nominees equal to the number of director positions to be filled) to the Corporation’s stockholders for election as directors at each annual meeting of the stockholders of the Corporation (and/or in connection with any election by written consent (if permitted under the Charter and/or the Bylaws) or at a special meeting of the stockholders of the Corporation), and the Corporation shall use reasonable best efforts to cause the election of each such nominee, including soliciting proxies in favor of the election of such nominees, in each case subject to applicable law. The Corporation will be required to use the same level of efforts and provide the same level of support to all director nominees of the Corporation with respect to election to the Board of such nominees at the applicable annual meeting of stockholders or action by written consent in lieu of such meeting. Failure of the stockholders of the Corporation to elect any Investor Director to the Board shall not affect the right of the applicable Investor Designators to designate directors for election pursuant to Section 2(a), Section 2(b), Section 2(c) or Section 2(d), as applicable, in any future election of directors.

(g)            Replacement of Directors. In the event that a vacancy is created at any time by the death, disqualification, resignation (other than pursuant to Section 2(j)), removal or failure to be elected by the Corporation’s stockholders (and no other director has been elected by the stockholders of the Corporation to fill such vacancy) of an Investor Director designated pursuant to Section 2(a), Section 2(b), Section 2(c) or Section 2(d), as applicable, or designated pursuant to this Section 2(g), the applicable Investor Designator shall have the right to designate a replacement to fill such vacancy for such Investor Director consistent with the provisions of Section 2(a), Section 2(b), Section 2(c) or Section 2(d), as applicable (including being reasonably acceptable to the Board, excluding such Investor Designator’s designated directors), and if such Investor Designator exercises such right, the Board shall use reasonable best efforts to cause such designee to be promptly appointed to the Board to fill such vacancy, subject to applicable law.

(h)            Policies and Procedures; Indemnification. The election or appointment and service of each Investor Director shall be subject to the policies and requirements of the Corporation and the Board in a manner consistent with the application of such policies and requirements to other members of the Board (including as to the timing and contents of any nomination questionnaire or other information disclosure), including for all such appointments or elections after the election or appointment of the Investor Directors as of the date hereof, the approval of the Nominating and Corporate Governance Committee of the Board. If the Nominating and Corporate Governance Committee of the Board does so not approve a designee, the applicable Investor Designator will have the exclusive right to designate a replacement who shall be treated for all purposes as such Investor Designator’s designee hereunder, subject to the approval process described in this Section 2(h). Each Investor Director shall be entitled to the same rights, privileges and compensation applicable to all other non-employee members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Corporation shall indemnify, exculpate and reimburse fees and expenses of the Investor Directors (including by entering into an indemnification agreement in form substantially similar to the Corporation’s form of director indemnification agreement (if any)) and provide the Investor Directors with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Charter, Bylaws, applicable law or otherwise. The Corporation will reimburse the Investor Directors and BBH Observer for their respective reasonable and documented out-of-pocket expenses incurred in connection with travel to or from and attendance at each meeting of the Board. Each Investor Director will receive the same director compensation as each other non-executive director of the Board.

(i)            Committees. The Board shall determine the composition and make-up of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and any other committee of the Board; provided that, if requested by the BBH Majority and so long as the BBH Majority has the right to designate at least one (1) director pursuant to Section 2(b), the Nominating and Corporate Governance Committee shall, if permitted by applicable law and stock exchange rules (including, without limitation, any applicable independence requirements), include one (1) BBH Director selected by the BBH Majority.

(j)            Resignation. If an Investor Designator loses the right to designate one (1) or more directors pursuant to this Section 2, then immediately after the occurrence of such event, the Investor Designator and its applicable Investors shall cause the number of such Investor Designator’s Investor Directors then serving on the Board in excess of the number of Investor Directors that such Investor Designator is then entitled to designate pursuant to this Section 2 to tender their resignation to the Board, which such resignation may be accepted or rejected in the sole discretion of the Board. Once an Investor Designator loses the right to designate one (1) or two (2) directors, it shall no longer have the right to designate such number of directors pursuant to this Section 2.

(k)            Obligations of Investor Designees and Investor Directors. The Corporation’s obligations with respect to the Investor Directors and designees of an Investor Designator pursuant to this Section 2 shall in each case be subject to (A) such Investor Director’s or designee’s (as applicable) satisfaction of all requirements regarding service as a director of the Corporation under applicable law and stock exchange rules regarding service as a director of the Corporation and all other criteria and qualifications for service as a director applicable to all non-executive directors of the Corporation, and (B) such Investor Director or designee (as applicable) not being or becoming a Representative of a Competitor. The Investor Designators will cause each of their designees to make themselves reasonably available for interviews and to consent to such reference and background checks or other investigations as the Board may reasonably request in order to determine such designee’s eligibility and qualification to serve as contemplated hereunder. No designee shall be eligible to serve as a director if they (x) have been involved in any of the events enumerated under Item 2(d) or (e) of Schedule 13D under the Securities Exchange Act or Item 401(f), other than Item 401(f)(1), of Regulation S-K under the Securities Act, or (y) are subject to any judgment prohibiting service as a director of any public company. In the event that an Investor Director becomes aware that they no longer satisfy all the requirements set forth in (1) the immediately preceding sentence and (2) the first sentence of this Section 2(k), the Investor Director shall immediately resign, and the applicable Investors shall immediately cause such Investor Director to resign, from the Board effective immediately, and the applicable Investor Designator shall be entitled to designate a new Investor Director, subject to the terms of this Section 2. As a condition to each Investor Designator’s designee’s election to the Board or nomination for election as a director of the Corporation, such designee must provide to the Corporation: (i) all information reasonably requested by the Corporation that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and representatives in a proxy statement or other filings in accordance with applicable Law, any stock exchange rules or listing standards or the Charter, Bylaws or corporate governance guidelines; (ii) all information reasonably requested by the Corporation in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations; and (iii) an undertaking in writing by the designee to be subject to, bound by and duly comply with a standard confidentiality agreement in a form acceptable to the Corporation, the code of conduct and other policies of the Corporation, in each case, solely to the extent applicable to all other non-executive directors of the Corporation.

(l)            Exclusion of Directors and BBH Observer. Notwithstanding any rights to be granted with respect to the Investor Directors or BBH Observer hereunder, the Board may exclude any Investor Director or BBH Observer from access to any Board or committee materials or information or meeting or portion thereof or written consent if the Board determines, in good faith, including such Investor Director or BBH Observer in discussions relating to such determination (but not requiring the affirmative vote of such Investor Director), that such access would reasonably be expected to result in a conflict of interest with the Corporation or would jeopardize the attorney-client or similar privilege; provided, that such exclusion shall be limited to the portion of the Board or committee material or information and/or meeting or written consent that is the basis for such exclusion and shall not extend to any portion of the Board or committee material and/or meeting that does not involve or pertain to such exclusion.

(m)            BBH Observer. If the BBH Majority has the right to designate two (2) directors pursuant to Section 2(b)(i) and neither of the BBH Directors are Specified BBH Individuals or if the BBH Majority has the right to designate one (1) director pursuant to Section 2(b)(ii) and the BBH Director is not a Specified BBH Individual, the Board shall appoint one Specified BBH Individual not serving as a BBH Director and designated by the BBH Majority as a non-voting observer to the Board (the “BBH Observer”). Subject to Section 2(l), the BBH Observer shall be entitled to attend any meeting of the Board or a committee of the Board in a non-voting capacity. The BBH Observer shall be entitled to receive written notice of any meeting of the Board or committees of the Board, and, to the extent permitted by applicable law, shall receive any materials made available to the Board or such committee, at the same time as it is made available to the directors of the Board or committee of the Board, except to the extent the provision of such materials would jeopardize the attorney-client or similar privilege, or to the extent the BBH Observer has a conflict of interest with respect to the subject of such materials. The provisions of this Section 2(m) and the position of the BBH Observer shall terminate upon such time as the BBH Majority no longer has the right to designate a director for nomination pursuant to Section 2(b).

Section 3      Directors’ and Officers’ Insurance. The Corporation shall maintain directors’ and officers’ liability insurance as determined by the Board. The Corporation acknowledges and agrees that each BBH Director and HF Director who is a partner, member, employee, or consultant of a BBH Entity and HF Entity, respectively, may have certain rights to indemnification, advancement of expenses and/or insurance provided by the applicable BBH Entity or HF Entity (each, an “Indemnitor”). The Corporation acknowledges and agrees that the Corporation shall be the indemnitor of first resort with respect to any indemnification, advancement of expenses and/or insurance provided in the Charter, Bylaws and/or any indemnification agreements to any BBH Director and HF Director in his or her capacity as a director of the Corporation or any of its Subsidiaries (such that the Corporation’s obligations to such indemnitees in their capacities as directors are primary and any obligation of the Indemnitors to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by such indemnitees are secondary). Such indemnitees shall, in their capacities as directors, be entitled to all the rights to indemnification, advancement of expenses and entitled to insurance to the extent provided under (i) Charter and/or Bylaws in effect from time to time and/or (ii) such other agreement, if any, between the Corporation and such indemnitees, without regard to any rights such indemnitees may have against any Indemnitor. No advancement or payment by an Indemnitor on behalf of such indemnitees with respect to any claim for which such indemnitees have sought indemnification, advancement of expenses or insurance from the Corporation in their capacities as directors shall affect the foregoing and an Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitees against the Corporation.

Section 4      Restricted Activities; Voting.

(a)            No Investor or any controlled Affiliate of the controlling persons of such Investor shall, without the Corporation’s prior written consent (and will not knowingly assist, form or become part of a Group or act in concert with other Persons to), directly or indirectly through intermediaries, in any manner:

(i)            make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (1) any business combination, merger, tender offer, exchange offer, sale of all or substantially all assets or similar transaction, (2) any restructuring, recapitalization, liquidation or similar transaction involving the Corporation or any of its Subsidiaries, or (3) any acquisition of any of the Corporation’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Corporation’s loans, debt securities, equity securities or asset;

(ii)            seek to control or change the management or the Board of the Corporation;

(iii)            call any special meeting of stockholders of the Corporation or engage in any written consent of stockholders regarding the foregoing;

(iv)            publicly disclose any intention, plan or arrangement prohibited by the foregoing or take any action that would or would reasonably be expected to require the Corporation to make a public announcement regarding the possibility of a transaction or any of the events described in this Section 4(a); or

(v)            contest the validity of this Section 4(a) or make, initiate, take or participate in any demand, action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 4(a);

provided that this Section 4 shall in no way limit the activities of (i) any director, officer or employee of the Corporation, so long as such activities are undertaken in his or her capacity as a director, officer or employee of the Corporation, (ii) any Person in the exercise of their rights in respect of equity interests of the Corporation (including to vote, Transfer or convert such equity interests) or (iii) to enforce any of its rights under this Agreement, the Charter or any other agreement with the Corporation.

(b)            The Investors further agree they shall not, without the prior written consent of the Corporation, publicly request the Corporation to amend or waive any provision of this Section 4 (including this sentence) or do so in a manner that would require the Corporation to publicly disclose such request. Notwithstanding anything to the contrary, nothing in this Section 4, shall prohibit the Investors from communicating privately with the Corporation’s directors, officers or advisors, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications.

(c)            This Section 4 shall automatically terminate with respect to an Investor on the first day after its applicable Investor Designator no longer has the right to designate any directors for nomination pursuant to Section 2. Additionally, in the event that (i) the Corporation publicly approves or publicly recommends, or publicly proposes to approve or recommend, any Fundamental Change (as defined in Exhibit A to the Charter), or enters into a definitive agreement providing for a Fundamental Change ; (ii) any Person or Group (other than the Corporation or its Subsidiaries) commences a tender offer or exchange offer for securities of the Corporation, which is publicly supported, approved or recommended by the Board, which, if consummated, would result in a Fundamental Change ; or (iii) the Board resolves publicly to engage in a formal process that is intended to result in a transaction, which, if consummated, would result in a Fundamental Change, then this Section 4 shall automatically terminate, effective upon the occurrence of such event.

Section 5      Escalation Event Rights.

(a)            During the period during which BBH Majority has the right to designate at least one (1) director pursuant to Section 2(b), from and during the continuance of an Escalation Event, the Corporation shall (x) not take any of the actions set forth in Sections 6.01, 6.04, 6.05, 6.06, 6.07 or 6.08 of the WF Credit Agreement that would, if taken without the consent of the lenders under the WF Credit Facility, be in breach of the WF Credit Facility (such actions, the “Specified Escalation Event Actions”); and (y) provide to the BBH Investors the same information it provides to the lenders under the WF Credit Facility and at substantially the same time as it is provided to such lenders. For the purposes of this Section 5(a), an Escalation Event will be deemed to be continuing in respect of a Blocked Redemption Event (as defined in Exhibit A of the Charter) until such time as the Corporation redeems all securities that are the subject of such Blocked Redemption Event. From time to time as required due to amendments to the WF Credit Agreement, the BBH Investors and the Corporation agree to negotiate in good faith to amend this paragraph to more accurately reflect the intended sections of the WF Credit Agreement and to agree on the sections of the amended WF Credit Agreement that correspond to the sections from the current WF Credit Agreement referenced above.

(b)            For the avoidance of doubt, no waiver of any right or obligation contained in the WF Credit Agreement by any party thereto shall constitute a waiver of such provision for purposes of this Agreement.

(c)            If following the date hereof, the Corporation replaces the WF Credit Facility with another credit facility (“New Credit Facility”), the BBH Investors and the Corporation agree to negotiate in good faith to revise the restrictions set forth in this provision to reflect the negative covenants and lender information right in the New Credit Facility.

Section 6      Confidentiality.

Each Investor will hold, and will cause its Affiliates and its and their respective directors, managers, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary in connection with any reasonably necessary regulatory approval, examination or inspection or unless disclosure is requested or required by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange (in which case, other than in connection with a disclosure in connection with a routine audit or examination by, or document request from, a regulatory or self-regulatory authority, bank examiner or auditor, the party disclosing such information shall provide the other parties with prior written notice of such permitted disclosure to the extent legally permitted), all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the Corporation furnished to such party by or on behalf of the Corporation or its representatives (except to the extent that such information (a) was previously known by such party from other sources, provided that such source was not known by such party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party in relation to such information, (b) becomes available to the public through no violation of this Section 6 by such party, (c) is later lawfully acquired from other sources by the party to which it was furnished, or (d) is independently developed without use of or reference to the Information), and neither party hereto shall release or disclose such Information to any other Person, except its Representative (it being understood that each Investor will be responsible for any breach of the terms of this Section 6 by any of its Representatives). Nothing herein shall prevent any Investor, or any of their respective Affiliates which is a private equity or other investment fund from making customary disclosures to its current, future or potential investors, in each case so long as the recipient of such information is subject to a customary written confidentiality agreement to keep such information strictly confidential. Each Investor confirms that it is aware and that its Representatives have been advised that the United States securities laws prohibit any Person who has material non-public information about a company from purchasing or selling securities of such company on the basis of such information or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person may purchase or sell such securities.

Section 7      Certain Hedging Restrictions.

For so long as the BBH Majority has the right to designate at least one (1) director for nomination pursuant to Section 2(b), the BBH Investors and their controlled Affiliates shall not make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss that results from a decline in the market price of, any shares of Preferred Stock or Common Stock, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Securities Exchange Act, with respect to any of the Preferred Stock or the Common Stock.

For so long as the HF Majority has the right to designate one (1) director for nomination pursuant to Section 2(d), the HF Investors and their controlled Affiliates shall not make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss that results from a decline in the market price of, any shares of Preferred Stock or Common Stock, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Securities Exchange Act, with respect to any of the Preferred Stock or the Common Stock.

Section 8      Certain Rights in a Redemption.

Unless waived in writing by the BBH Designators, the Corporation shall not redeem any shares of Preferred Stock held by the BBH Investors pursuant to Section 6(b) of Exhibit A of the Charter if the Corporation Redemption Price (as defined in the Charter) for the shares of Preferred Stock proposed to be redeemed from the BBH Investors is less than the Minimum Price provided that the Corporation shall be entitled to redeem such shares in such a case if it pays an incremental price per share on the redemption date to the BBH Investors for the shares of Preferred Stock proposed to be redeemed from them equal to the difference between Minimum Price and the Corporation Redemption Price.

Section 9      Preemptive Rights.

(a)            For the purposes of this Section 9, “Excluded Issuance” shall mean: (i) the granting or issuance of equity interests, including Common Stock, to directors, officers, employees, consultants, service providers or agents of the Corporation (x) under employee benefit plans, programs or other employment arrangements of the Corporation or (y) pursuant to the employment inducement exception to the NASDAQ rules regarding shareholder approval of equity compensation plans, including upon the exercise of stock options, the vesting and settlement of restricted stock unit awards, and the vesting and/or settlement of other awards granted under any such employee benefit plan, program or arrangement of the Corporation; (ii) the issuance of shares of equity securities in connection with any “business combination” (as defined in the rules and regulations promulgated by the SEC) or otherwise in connection with bona fide acquisitions of securities or assets of another Person, business unit, division or business, or to strategic counterparties in connection with partnerships, joint ventures or similar strategic transactions, which transaction has been approved by the Board of Directors; (iii) the issuance of shares of any equity securities pursuant to the conversion, exercise or exchange of the warrants of the Corporation, the Preferred Stock or any other equity interests of the Corporation; and (iv) the issuance of shares of equity securities in connection with a reclassification, recapitalization, exchange, stock split (including a reverse stock split) combination or readjustment of shares or any stock dividend or stock distribution, or similar transaction.

(b)            From and after the date hereof, for so long as the BBH Designator has the right to designate at least one (1) director for nomination pursuant to Section 2(b), if the Corporation proposes to issue equity interests or Common Stock of the Corporation (including any warrants, options or other rights to acquire, or any securities that are exercisable for, exchangeable for or convertible into, Common Stock or any class of security of the Corporation) (x) in an unregistered offering or sale to an unaffiliated third party or parties or (y) at an offering price or implied offering price (in each case, prior to any underwriters’ discount and any other fees and commissions) for the Common Stock that is less than the Minimum Offering Price, other than in each case in an Excluded Issuance, then the Corporation shall: (i) give written notice to the BBH Investors no fewer than fifteen (15) days prior to the closing of such issuance, setting forth in reasonable detail (to the extent then known) (A) the designation and all of the material terms and provisions of the securities proposed to be issued (the “Proposed Securities”); (B) the price and other terms of the proposed sale of such securities (including the issuance date); and (C) the amount of such securities proposed to be issued; provided that following the delivery of such notice, the Corporation shall deliver to the BBH Investors any such information the BBH Investors may reasonably request in order to evaluate the proposed issuance, except that the Corporation shall not be required to deliver any information that has not been or will not be provided to the proposed purchasers of the Proposed Securities; and (ii) offer to issue and sell to the BBH Investors, on such terms as the Proposed Securities are issued and upon full payment by the BBH Investors, a number of such Proposed Securities (which number may be any number up to but not exceeding a portion of the Proposed Securities equal to the percentage determined by dividing (A) the number of shares of Common Stock and Preferred Stock (on an as-converted basis to Common Stock as of the date of the closing of the issuance of the Proposed Securities) the BBH Investors beneficially own by (B) the fully diluted total number of shares of Common Stock then outstanding (including, for avoidance of doubt, conversion of all issued and outstanding securities then convertible into Common Stock and the exercise of all then outstanding options and warrants to purchase shares of Common Stock at the applicable conversion price or exercise price applicable on the date of the closing of the issuance of the Proposed Securities)).

(c)            The BBH Designator will have the option, on behalf of the BBH Investors, exercisable by written notice to the Corporation, to accept the Corporation’s offer and irrevocably commit to purchase any or all of the equity securities offered to be sold by the Corporation to the BBH Investors, which notice must be given within five (5) days after receipt of such notice from the Corporation. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right; provided, that the closing of any purchase by any BBH Investors may be extended beyond the closing of the sale of the Proposed Securities giving rise to such preemptive right to the extent necessary to obtain required approvals from any governmental authority or stockholder approval, including to the extent required under the rules of the NASDAQ. Upon the expiration of the offering period described above, the Corporation will be free to sell such Proposed Securities that the BBH Investors have not elected to purchase during the one hundred and twenty (120) days following such expiration on terms and conditions not materially more favorable to the purchasers thereof than those offered to the BBH Investors in the notice delivered in accordance with Section 9(b). Any Proposed Securities offered or sold by the Corporation after such one hundred and twenty (120)-day period shall be reoffered to the BBH Investors pursuant to and in accordance with this Section 9.

(d)            The election by the BBH Designator not to exercise its subscription rights under this Section 9 in any one instance shall not affect its right as to any subsequent proposed issuance.

(e)            Notwithstanding anything in this Section 9 to the contrary, the Corporation will not be deemed to have breached this Section 9 if (i) the Board determines that it is reasonably necessary for the Corporation to issue any Proposed Securities without previously complying with the provisions of this Section 9, so as to be able to raise capital in a situation of financial distress (as reasonably determined by the Board) where a delay in obtaining such funding would seriously jeopardize the financial viability of the Corporation (as reasonably determined by the Board) and (ii) not later than thirty (30) Business Days following the issuance of any Proposed Securities in contravention of this Section 9, the Corporation or the transferee of such Proposed Securities offers to sell a portion of such equity securities or additional equity securities of the type(s) in question to the BBH Investors so that, taking into account such previously issued securities and any such additional securities, the BBH Investors will have had the right to purchase or subscribe for securities in a manner consistent with the allocation and other terms and upon same economic and other terms provided for in Section 9(b) and Section 9(c).

Section 10      Section 16b-3. So long as (i) an Investor has the right to designate an Investor Director, (ii) an Investor and/or any Affiliate owns, directly or indirectly, at least 10% of the outstanding Common Stock (including on an as-converted basis) or (iii) any investor or other equity-holder in an Investor who is an “executive officer” or person who is a “director” or a “director by deputization” required to comply with Section 16 of the Securities Exchange Act directly or indirectly holds any Common Stock or receives any Common Stock from the Investor, the Board shall take such commercially reasonable action as is reasonably necessary to cause the exemption of any acquisition or disposition of Preferred Stock, Common Stock or any other equity securities by such person from the liability provisions of Section 16(b) of the Securities Exchange Act pursuant to Rule 16b-3 (so long as such exemption is not prohibited by applicable law). For the avoidance of doubt, the Corporation shall pass one or more exemptive resolutions by the Board each time there is any purported acquisition or disposition of Preferred Stock, Common Stock or any equity securities by such person with requisite specificity to exempt such persons from the liability provisions of Section 16(b) of the Securities Exchange Act pursuant to Rule 16b-3.

Section 11      Rule 144. The Corporation covenants that so long as the Common Stock or Preferred Stock is registered pursuant to Section 12(b), Section 12(g) or Section 15(d) of the Securities Exchange Act, it will use reasonable best efforts (i) to file any and all reports required to be filed by it under the Securities Act and the Securities Exchange Act (or, if the Corporation is not required to file such reports, to publicly make available such necessary information for so long as necessary to permit sales pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act) and (ii) to take such further action as the Investors may reasonably request, all to the extent required from time to time to enable the Investors to sell shares of Common Stock or Preferred Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

Section 12      Duration of Agreement.

This Agreement shall terminate automatically upon the dissolution of the Corporation (unless the Corporation (or its successor) continues to exist after such dissolution as a limited liability company or in another form, whether incorporated in Delaware or another jurisdiction). Any WCC Investor, BBH Investor, RVAC Investor or HF Investor who disposes of all of its Common Stock or Preferred Stock shall automatically cease to be a Party to this Agreement and have no further rights or obligations hereunder as a WCC Investor, BBH Investor, RVAC Investor or HF Investor, as applicable.

Section 13      Severability.

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 14      Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

(b)            Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 18.

Section 15      WAIVER OF JURY TRIAL.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

Section 16      Stock Dividends, Etc.

The provisions of this Agreement shall apply to any and all shares of capital stock of the Corporation or any successor or assignee of the Corporation (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the shares of Common Stock or Preferred Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to such capital stock of the Corporation as so changed.

Section 17      Benefits of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns and each Investor and its permitted assigns, legal representatives, heirs and beneficiaries. Notwithstanding anything to the contrary contained herein, an Investor may assign its rights or obligations, in whole or in part, under this Agreement to one or more of its controlled Affiliates. Except as otherwise expressly provided herein, no Person not a party to this Agreement, as a third-party beneficiary or otherwise, shall be entitled to enforce any rights or remedies under this Agreement.

Section 18      Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by e-mail transmission (notice deemed given upon transmission if the email is sent by 5:00 p.m. Eastern Time or, if after, the day following the date of transmission), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) (notice deemed given upon receipt of proof of delivery) to the parties at the following addresses (or at such other address for such Party as shall be specified by like notice):

(i) If to the Corporation, to:

Westrock Coffee Company
4009 N. Rodney Parham Rd., 3rd Floor
Little Rock, Arkansas 72212
Attn:	Chief Legal Officer
E-mail:	mckinneyb@westrockcoffee.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West, 52nd Street
New York, NY 10019
Attention:	Brandon C. Price
E-mail:	BCPrice@wlrk.com

(ii) If to any WCC Investor, to:

Westrock Group, LLC
100 River Bluff Drive, Suite 210
Little Rock, AR 72202
Attn:	General Counsel
E-mail:	chris@westrockgroup.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West, 52nd Street
New York, NY 10019
Attention:	Brandon C. Price
E-mail:	BCPrice@wlrk.com

(iii) If to any BBH Investor, to:

c/o BBH Capital Partners V, L.P. / BBH Capital Partners V-A, L.P.
140 Broadway
New York, New York 10005
Attn:	Jeffrey B. Meskin and Matthew H. Salsbury
E-mail:	jeffrey.meskin@bbh.com and matthew.salsbury@bbh.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Keith Pagnani
E-mail:	pagnanik@sullcrom.com

(iv) If to any RVAC Investor, to:

Riverview Sponsor Partners, LLC
700 Colonial Road, Suite 101
Memphis, TN 38117
Attn:	Scott Imorde, President and Chief Executive Officer
E-mail:	scott@rbmvco.com

With a copy (which shall not constitute notice) to:

King & Spalding LLP
1185 Avenue of the Americas, 34th Floor
New York, NY 10036
Attention:	Keith Townsend
Kevin E. Manz
E-mail:	ktownsend@kslaw.com
kmanz@kslaw.com

(v) If to any HF Investor, to:

HF Direct Investments Pool, LLC
c/o HF Capital, LLC
510 Union Avenue
Knoxville, TN 37902
Attn:	Todd B. Skelton, General Counsel
E-mail:	TSkelton@hfcapital.com

With a copy (which shall not constitute notice) to:

Bass Berry & Sims PLC
100 Peabody Place, Suite 1300
Memphis, TN 38103-3672

Attn:	Richard Mattern
E-mail:	RMattern@bassberry.com

Section 19      Modification; Waiver.

Except as otherwise provided in Section 5(c), this Agreement may be amended, modified or supplemented only by a written instrument duly executed by (a) the Corporation and (b) with respect to any Investor, such Investor’s Investor Designator. No course of dealing between the Corporation or its Subsidiaries and the Investors (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any Party to this Agreement. The failure of any Party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 20      Entire Agreement.

Except as otherwise expressly provided herein, this Agreement, together with the Charter, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith, from and after the date of this Agreement. Unless otherwise provided herein, any consent required by any Person under this Agreement may be withheld by such Person in such Person’s sole discretion.

Section 21      Counterparts.

This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all parties need not sign the same counterpart.

Section 22      Delivery by Facsimile or Electronic Transmission.

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 23      Director and Officer Actions.

No director or officer of the Corporation shall be personally liable to the Corporation or any stockholder of the Corporation as a result of any acts or omissions taken under this Agreement in good faith.

Section 24      Additional WCC Investors.

Any Affiliate of Joe Ford, Scott Ford, Witt Stephens, Jim Sowell or their families that becomes an owner of any shares of Common Stock from the Initial WCC Investors or another WCC Investor shall become a party to this Agreement as a WCC Investor by executing and delivering a joinder to this Agreement, agreeing to be bound by this Agreement, in form and substance reasonably satisfactory to the Corporation, and upon such admittance, Schedule A shall be amended and restated to reflect changes to the entities that are WCC Investors.

Section 25      Additional BBH Investors.

Any controlled Affiliate of Brown Brothers Harriman & Co. that becomes an owner of any shares of Common Stock or Preferred Stock from the Initial BBH Investors or another BBH Investor shall become a party to this Agreement as a BBH Investor by executing and delivering a joinder to this Agreement, agreeing to be bound by this Agreement, in form and substance reasonably satisfactory to the Corporation, and upon such admittance, Schedule A shall be amended and restated to reflect changes to the entities that are BBH Investors.

Section 26      Additional RVAC Investors.

Any controlled Affiliate of Brad Martin that becomes an owner of any shares of Common Stock from the Initial RVAC Investor or another RVAC Investor shall become a party to this Agreement as a RVAC Investor by executing and delivering a joinder to this Agreement, agreeing to be bound by this Agreement, in form and substance reasonably satisfactory to the Corporation, and upon such admittance, Schedule A shall be amended and restated to reflect changes to the entities that are RVAC Investors.

Section 27      Additional HF Investors.

Any controlled Affiliate of HF Capital, LLC that becomes an owner of any shares of Common Stock from the Initial HF Investor or another HF Investor shall become a party to this Agreement as an HF Investor by executing and delivering a joinder to this Agreement, agreeing to be bound by this Agreement, in form and substance reasonably satisfactory to the Corporation, and upon such admittance, Schedule A shall be amended and restated to reflect changes to the entities that are HF Investors.

Section 28      Effectiveness of Agreement.

This Agreement shall be effective upon the occurrence of the Closing and shall amend, restate and supersede the Original Investors Rights Agreement, provided that if the Subscription Agreement is terminated, this Agreement shall be of no force and effect and the Original Investor Rights Agreement shall continue to be in full force and effect according to its terms.

[Signature Page Follows]

The Parties have signed this Agreement as of the date first written above.

westrock coffee company

By:	/s/ T. Christopher Pledger
Name:	T. Christopher Pledger
Title:	Chief Financial Officer

[Signature Page to Investor Rights Agreement]

Westrock Group, LLC

By:	/s/ Scott Ford
Name:	Scott Ford
Title:	CEO & Co-founder

[Signature Page to Investor Rights Agreement]

BBH Capital Partners V, L.P. By : BBH Private Capital Management V, LLC, General Partner of BBH Capital Partners V, L.P.

By:	/s/ Jeffrey B. Meskin
Name:	Jeffrey B. Meskin
Title:	Partner of BBH & Co., Managing Member of BBH Private Capital Management V, LLC

BBH Capital Partners V-A, L.P. By: BBH Private Capital Management V, LLC, General Partner of BBH Capital Partners V-A, L.P.

By:	/s/ Jeffrey B. Meskin
Name:	Jeffrey B. Meskin
Title:	Partner of BBH & Co., Managing Member of BBH Private Capital Management V, LLC

BBH CPV WCC Co-Investment LLC By : BBH Private Capital Management V, LLC, General Partner of BBH CPV WCC Co-Investment LLC

By:	/s/ Jeffrey B. Meskin
Name:	Jeffrey B. Meskin
Title:	Partner of BBH & Co., Managing Member of BBH Private Capital Management V, LLC

[Signature Page to Investor Rights Agreement]

Riverview Sponsor Partners, LLC By: RBM RIVERVIEW, LLC Its: Managing Member

By:	/s/ R. Brad Martin
Name:	R. Brad Martin
Title:	Managing Member

[Signature Page to Investor Rights Agreement]

HF Direct Investments Pool, LLC By: HF CAPITAL, LLC Its: Managing Member

By:	/s/ Andrew Seamons
Name:	Andrew Seamons
Title:	Chief Investment Officer

[Signature Page to Investor Rights Agreement]